Exhibit 14

GLOBAL STANDARDS OF
BUSINESS CONDUCT AND ETHICS

Introduction

This Global Standards of Business Conduct and Ethics policy is a statement regarding the ethical standards to which each director, officer, employee of MedImmune, Inc. and its subsidiaries (the “Company”) is expected to adhere in the course of the Company’s business. This Policy is a summary of the broad ethical and legal principles under which the Company operates and does not describe all laws, regulations or policies applicable to the Company, nor does it give full details on any single such law, regulation or policy.

This Policy applies to the Company’s directors, officers, employees and to the Company as a whole. Each of us should read and become familiar with the ethical standards described in this Policy. In addition, each of us is responsible for becoming familiar with, and following, all the laws, regulations and policies that apply to our jobs and for seeking advice when needed, raise any concerns and report any violations of law or policy.

This Policy has been approved by the Company’s Board of Directors and will be monitored by the Board of Directors with the assistance of management.

Any questions regarding these policies should be addressed to the Company’s Compliance Officer.

1. Compliance with Laws and Regulations

The Company will comply with all laws and regulations that may be applicable to its business and expects that we will obey the letter and the spirit of the law. Although not all directors, officers, employees or agents are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or appropriate personnel. The Company’s management has access to legal advice and will seek such advice as is necessary.

The Company is subject to complex regulation by governmental authorities in the United States and other countries. We will maintain positive relations with those authorities by ensuring that all our activities, including research, development, manufacturing, marketing, sales and distribution of our products, meet or exceed the requirements of applicable laws and regulations.

The Company has established a Compliance Committee of its Board of Directors as well as a Management Compliance Committee to develop, implement, administer and enforce the Company’s compliance programs. Such programs are designed to ensure that the Company is in compliance with its policies and all applicable laws and regulations concerning good clinical, manufacturing, laboratory, regulatory, labeling, sales and marketing activities, third-party reimbursement of the cost of its products, human resources and environmental practices. These programs are more detailed than the general statements of ethical business conduct contained in this Policy. You should contact the person designated the Company’s Compliance Officer (at the time of adoption of this Policy, this is the Company’s Vice President and General Counsel) if you need clarification on the laws and regulations governing the Company, or the Company’s policies for compliance with such laws and regulations.

Any violation of a law, regulation or Company policy can result in disciplinary action. In addition, disciplinary action, up to and including termination of one’s relationship with the Company, may result for:

o	conspiring with or directing others to violate the law, regulations or Company policies;

o	failing to cooperate in a Company investigation of possible violations;

o	failing to promptly report violations of law, regulation or Company policies to the persons identified later in this Policy

o	retaliating against another employee for reporting a concern or violation; or

o	failing to monitor effectively the actions of subordinates.

We should be especially mindful of the following laws and ethical standards:

A. Health Care Fraud and Abuse Laws

The Company’s products are eligible for reimbursement under federal and state health care programs such as Medicare and Medicaid. Federal and state laws designed to prevent fraud and abuse under these programs prohibit the Company from offering valuable items or services to customers or potential customers to induce them to buy, prescribe, or recommend the Company’s products. These laws also prohibit the Company from submitting any false information to government programs, or from assisting or encouraging customers to submit false claims for payment from these programs. The Company is committed to conducting the sales and marketing of its products in strict compliance with these laws. The Company has adopted separate policies that further explain these laws and describe how to comply with them in specific circumstances. Those of us involved in sales and marketing will receive training in these policies, must be familiar with them, and must adhere to them.

B. Scientific Integrity

The Company is committed to maintaining the integrity of its scientific investigations and will properly document and monitor all scientific relationships. We will:

(1)	follow and maintain good clinical and laboratory practices;

(2)	communicate honest and accurate information about studies, drugs and data;

(3)	define roles, responsibilities and deliverables for physicians participating in studies and trials, and make sure expectations are met; and

(4)	ask physicians to disclose their affiliations with the Company when dealing with the public.

In no circumstance will we let time constraints compromise study design, or will we give gifts or other items of value in excess of the reasonable agreed and documented value of clinical trial services to induce business or influence outcomes.

C. Marketing Integrity

We are committed to the truthful and accurate communication of scientific and/or economic information about our products and services to health care professionals, patients, the general public and other customers. Promotional materials will not be misleading, deceptive or fraudulent. All promotional materials supporting our products, or the therapeutic categories to which they belong, will be supported by scientifically-sound data, be consistent with approved product labeling, include an appropriate balance of information on benefits and risks and be approved through the Company’s system for promotional review.

D. Patient Privacy

We will strive to guard the confidentiality of any and all medical information in our possession, and will strive to comply with all applicable laws and regulations governing the use of personally identifiable healthcare information.

E. Government Officials

The use of Company funds or other Company assets for any unlawful purpose is strictly prohibited. This includes making payments, giving gifts or providing anything else of value to government officials, political parties, political party officials, candidates for public office or employees of public international organizations, in each case whether foreign or domestic, for the purposes of improperly influencing any of their actions or decisions, or securing any improper advantage with respect to the Company’s business. This also includes making payments, giving gifts or providing anything else of value to third persons while knowing that they will make payments, give gifts or provide anything else of value for such purposes to any of those described above.

Where facilitating or expediting payments to any of the above are necessary in order to secure routine foreign governmental action as that term is defined in the Foreign Corrupt Practices Act, advance approval in writing must be obtained from the Chief Financial Officer. Any payment, gift or the provision of anything else of value, such as reimbursement for travel or lodging, to any of those described above for purposes of promoting, demonstrating or explaining the Company’s products or services or executing or performing a contract must also be approved in advance in writing by the Chief Financial Officer except to the extent he/she issues exemptions in writing for items not exceeding certain minimal amounts.

Any payment, gift or the provision of anything else of value to any of those described above must be recorded in the Company’s books and records in reasonable detail, accurately and fairly and in accordance with the Company’s accounting principles and procedures.

F. Corporate Hospitality towards Public Officials

Hospitality towards public officials should be of such a scale and nature so as to avoid compromising the integrity and reputation of the public official or the Company. All such hospitality should occur with the expectation that it will become a matter of public knowledge. The Company expects the use of good judgment and moderation when giving or receiving entertainment or gifts. No hospitality should ever be conditioned upon, or be a reward for, purchasing, prescribing, or promoting the Company’s products and services.

G. Antitrust and Competition Laws; Fair Dealing

Antitrust and competition laws protect free enterprise. These laws prohibit agreements that reduce competition, such as price-fixing and boycotting suppliers or customers. The Company believes in and intends to operate with fair and open competition. Under no circumstances should employees enter into arrangements with competitors affecting pricing or marketing policies. We should avoid creating even the appearance of an improper agreement or understanding by keeping communications with our competitors to a minimum and ensuring that there is a legitimate business reason for all such communications.

2. Proper Accounting and Reporting

We will operate in the best interests of the Company and our shareholders and be forthright about our operations and performance, exercising care in the use of our assets and resources. Each of us is expected to comply with and be appropriately knowledgeable about the Company’s accounting policies, procedures and internal controls. The Company’s accounting records, budget and business proposals must accurately and fairly reflect the underlying transactions and each of us must ensure that the reporting of business information within our control is accurate, honest, timely and representative of the facts. It is our responsibility to ensure that all transactions are properly recorded, and are authorized by the appropriate individual(s) within the Company. It is particularly important that charges relating to services provided, or goods received, and for which invoices may not have been received by the end of a calendar quarter, as well as transactions for which up front payments may have been made, but for which services may not have been rendered or goods received by the end of the calendar quarter, be properly recorded. All assets of the Company shall be recorded in the regular accounts of the Company.

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in its reports and other filings with the Securities and Exchange Commission and its other communications with the public. To this end, to the extent we are aware of proposed or actual disclosure that is misleading or incorrect, we will inform management of the error. In addition, we will maintain books and records that accurately and fairly reflect the Company’s transactions and maintain a system of internal controls that provide reasonable assurances that material information about the Company is made known to management. We acknowledge our responsibility for maintaining effective internal controls, and our responsibility to upgrade these controls as circumstances dictate. Our financial statements will comply with generally accepted accounting principles at all times.

3. Conflict of Interest; Corporate Opportunities

Each of us is expected to deal with all matters related to the Company and persons doing business with the Company in an honest and ethical manner and in the best interests of the Company without favor or preference based on personal considerations. We will therefore avoid any situation that does or may involve an actual or apparent conflict of interest between our personal interest and the Company’s interest. In particular, none of us will:

(1)	serve as director, officer, employee or consultant of any concern which does substantial business with, or is a competitor of, the Company;

(2)	use the Company’s property or information or position for personal gain;

(3)	compete with the Company, directly or indirectly, in the purchase or sale of property, property rights (including both tangible and intellectual property), products, services or other interests;

(4)	accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

(5)

own, nor will any member of our household own, an interest in or participate in the profits of any concern that does business with or is a competitor of the Company, provided that, securities of publicly traded entities may be owned if (a) they are not purchased as a result of confidential information obtained as a result of being employed by the Company; and (b) ownership is less than 1% of any publicly owned company or

(6)

accept, nor will any member of our household accept, gifts (of more than nominal value), loans, excessive entertainment, travel, services or other favors from any person or concern which does or is seeking to do business with, or is a competitor of, the Company, except where such gifts or favors are unavoidable because of local custom, in which case, they should be reported immediately to the Chief Financial Officer.

In addition, none of us will enter into transactions or cause the Company to enter into transactions with related parties (individuals or entities) if we have a financial or personal relationship with or interest in the related party and we would receive or would likely receive an improper benefit as a result.

4. Company Assets and Intellectual Property

We will make every effort to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected fraud or theft should be reported immediately, to your area management, the Compliance Officer, or the Chief Financial Officer.

Company patents, trademarks and copyrights are also assets to be protected. It is important that we identify and disclose through the appropriate Company channels any new ideas, works of authorship, technological or medical advances, or unique solutions so we can properly obtain protection for this intellectual property. This will enable the Company to protect these new ideas and works from infringement. Unauthorized use or distribution of this information would violate this Policy and could result in civil or even criminal penalties.

Please contact the Legal Department if you suspect that a Company patent or trademark is being infringed.

5. Confidentiality and Improper Use of Non-Public Information

From time to time, each of us may become aware of non-public information, both favorable and unfavorable, regarding the Company and its suppliers, customers, collaborators and competitors. We will not disclose confidential information except when authorized by the Legal Department or required by law.

Confidential information includes (but is not limited to):

(1)	information marked “Confidential,” “Private,” “For Internal Use Only,” or similar legends;

(2)	technical or scientific information relating to current or future products, services or research;

(3)	business or marketing plans or projections;

(4)	earnings and other internal financial data that have not been publicly disclosed;

(5)	personnel information;

(6)	supply and customer lists; and

(7)	other non-public information that, if disclosed, might be of use to the Company’s competitors, or harmful to the Company or its suppliers, customers or collaborators.

In addition, none of us may use confidential information to trade in the Company’s securities or securities of its suppliers, customers, collaborators and competitors, prior to this information being released in the public domain. Likewise, none of us may transmit this information to others with the intent of engaging in trading of financial instruments. (Please see the Confidential Information and Securities Trading Policy located on the Company Intranet (One MedImmune Way).)

6. Our Employees and Our Community

The Company is committed to treating all employees with honesty, fairness, safety and respect. In order to create this environment, we will provide equal treatment for employees, promote a positive work environment and protect the health and safety of all employees. (Please see the various policies relative to Human Resource issues, as well as Health and Safety Issues, located on the Company’s Intranet (One MedImmune Way).)

The Company is also committed to participating actively in and improving the communities in which we do business. In building relationships with our community and the public, we will respect the welfare of animals, protect the environment and conduct political activity responsibly.

7. Communication; Open Door Policy

Any concerns relating to the Company’s compliance with or knowledge or actual or potential violations of laws, regulations or this Policy must promptly be communicated to the Chief Executive Officer, the President or the Company’s Compliance Officer. A failure to communicate knowledge of violations of this Policy is itself a violation of this Policy.

Retaliation against anyone who raises a concern or reports misconduct is strictly prohibited and will not be tolerated. If for any reason you are uncomfortable speaking about your concerns with any of the individuals set forth above, you may communicate your concerns anonymously by calling the independently monitored hotline established for this purpose or you may contact the Company’s Compliance Officer or the Company’s external legal counsel, Fred Kanner at Dewey Ballantine LLP, at (212) 259-7300. For information and specifics about the Hotline, please check the Company intranet, where you will find information about the Hotline under the Compliance section of the Legal Affairs area.

8. Investigations; Disciplinary Actions

The Company’s Compliance Officer will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures. Those who violate any laws, governmental regulations or this Policy, will face appropriate, case specific disciplinary action, which may include oral warnings, suspension, demotion or discharge. The Company may take disciplinary action if such a violation occurs due to recklessness or negligence. In addition, disciplinary action, up to and including termination of one’s relationship with the Company, may result for:

o	conspiring with or directing others to violate the law, regulations or Company policies;

o	failing to cooperate in a Company investigation of possible violations;

o	retaliating against another employee for reporting a concern or violation; or

o	failing to effectively monitor the actions of subordinates.

We will assist in any investigation by any regulatory or law enforcement agency. None of us will conceal information from regulators or law enforcement personnel, or from the Company’s independent auditors or lawyers with respect to matters for which they have been engaged by the Company.

9. Waiver

The provisions of this Policy may be waived for directors or executive officers only by a resolution approved by a majority of the independent and disinterested members of the Company’s Board of Directors. Any change in or waiver of this Policy will be publicly disclosed in accordance with applicable law or regulation or as required by the rules of any stock market on which the Company’s securities are listed.